Exhibit 99.1

Camelot Closing 2010 on Strong Note as Sales and Revenues Continue to Climb

Annual Stockholder Meeting Great Success With All Nominations and Proposals Approved

UNIVERSAL CITY, CA -- (Marketwire) -- 12/20/10 -- Camelot Entertainment Group, Inc. (OTCBB: CMGR) ("Camelot") announced today that 2010 will be the strongest year yet for the entertainment company, with gross sales and revenues both expected to set records. As reported to stockholders at the Company's Annual Stockholder Meeting this past week in Las Vegas, gross sales for 2010 are expected to exceed $2,200,000, with revenues expected to exceed $500,000. Camelot anticipates this trend will continue into the new year, with 2011 gross sales expected to surpass $6,000,000 and revenues expected to exceed $2,000,000.

All Board of Director nominations and proposals were approved by the stockholders. There were a total of 31,681,737,865 votes eligible to be cast at the meeting. Steven Istock was elected to the Board of Directors with 28,556,299,749 votes for (90.13%) and 8,658,966 votes against (.03%); Leo Griffin was elected to the Board of Directors with 28,564,958,715 votes for (90.16%) and 0 against; dbbmckennon was ratified as the independent registered public accounting firm for the fiscal year ending December 31, 2010 with 28,564,958,715 votes for (90.16%) and 0 against; the 2010 Stock Option/Issuance Plan was approved with 28,564,958,615 votes for (90.16%) and 100 against; the 2011 Stock Option/Issuance Plan was approved with 28,564,958,615 votes for (90.16%) and 100 against; and the Board of Director's plan to register the sale of $10,000,000 in Camelot common and Preferred Stock in order to retire Camelot debt, expand current operations and to implement a stock repurchase program subject to regulatory approval was approved with 28,564,958,715 votes for (90.16%) and 0 against.

The 2011 Annual Stockholder meeting is currently scheduled for March 25 through March 28, 2011 in Las Vegas.

ABOUT CAMELOT ENTERTAINMENT Camelot Entertainment Group, Inc. (www.camelotent.com) is a US publicly traded company (OTCBB: CMGR) with four divisions: Camelot Film Group, Camelot Distribution and DarKnight Pictures, Camelot Studio Group and Camelot Production Services Group. Camelot is building a different kind of motion picture studio infrastructure by redefining the development, financing, production, and distribution process. Camelot is a member of the Independent Film & Television Alliance (IFTA).

NOTES ABOUT FORWARD-LOOKING STATEMENTS

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company's Securities and Exchange Commission reports and filings.

Certain statements contained in this release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made.

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Contact:  Jonathon Russo  Camelot Entertainment  Email Contact  (772) 919-8747  Media Contact:  Jessica Kelly  Camelot Distribution  Email Contact  (818) 308-8858